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                                                                    EXHIBIT 23.1

                        Independent Accountants' Consent
                        --------------------------------


The Board of Directors
World of Science, Inc.

We consent to incorporation by reference in the registration statement on Form S-8 of World of Science, Inc. for the 1989 Incentive Stock Option Plan, of our report dated May 30, 1997, relating to the balance sheets of World of Science, Inc. as of February 1, 1997 and January 28, 1996, and the related statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended February 1, 1997, which report appears in the July 8, 1997 Prospectus on Form S-1 of World of Science, Inc. We also consent to the reference to our firm under the heading "Experts" in this registration statement.



                                                  /s/ KPMG Peat Marwick LLP

Rochester, New York
September 18, 1997